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                                                                   EXHIBIT 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Frisby Technologies, Inc.
3195 Centre Park Boulevard
Winston-Salem, North Carolina 27107

We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to Registration Statement Form S-3 and related Prospectus of Frisby Technologies, Inc. for the registration of 3,475,111 shares of its common stock and to the incorporation by reference therein of our report dated February 28, 2001, (except for Note 6 and Note 9 as to which the date is March 27, 2001) with respect to the consolidated financial statements of Frisby Technologies, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
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Greensboro, North Carolina
January 24, 2002